SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

                     THE SECURITIES AND EXCHANGE ACT OF 1934

                                 Date of report
                       (date of earliest event reported):
                                  APRIL 1, 1998


                           EARTH SEARCH SCIENCES, INC.
             (Exact name of registrant as specified in its charter)


      State of Utah                  0-19566                   87-0437723
(State of Incorporation)            (Commission             (I.R.S. Employer
                                      File No.)             Identification No.)



502 North 3rd Street, Suite #8, McCall, Idaho                    83638
  (Address of principal executive offices)                     (Zip code)


               Registrant's telephone number, including area code:
                                 (208) 634-7080


                                    No Change
          (Former Name or Former Address, if changed since last report)

Item 5.  OTHER EVENTS.

              Funding Agreement Signed With Swancorp Equities Inc.
                     to Provide Over $15 Million in Funding
                         For Earth Search Sciences Inc.

MCCALL, Idaho--(BUSINESS WIRE)--April 1, 1998--Earth Search Sciences, Inc. (OTC BB:EDIS - news) today announced the signing of a major funding agreement with Swancorp Equities Inc. of Calgary, Alberta, Canada.

"Earth Search is pleased to acquire Swancorp's international funding experience in raising our next stages of investment capital," Chairman Larry Vance said. "As Earth Search moves from its development stages into an operating company, capital is required to commercialize our PROBE 1 remote sensing technology and to maximize our global marketing plans. Alberta is well known for its strong support of natural resource companies and new technology. Swancorp is a good choice for us in that regard."

The funding agreement contemplates Swancorp assisting Earth Search in obtaining $5 million of capital in a direct private placement with a potential additional $5 million through the exercise of attached warrants. Swancorp is prepared to assist Earth Search with subsequent funding of an additional $5 million, if desired by Earth Search through a combination of shares and warrants offered in a private placement with varying exercise prices.

Swancorp anticipates that the first $1 million of the funding will be completed in April followed by $4 million by the end of the second quarter. Although there can be no assurance that Swancorp will be successful in raising such funds, Earth Search is optimistic that funds will be available within the time periods suggested by Swancorp.

The company is looking for an airborne platform that meets the precise requirements of our PROBE 1 technology. The company has narrowed the field of candidates and is looking forward to finalizing an agreement to lease or purchase. The company anticipates using a portion of the longer term proceeds to fund such lease or purchase.

This press release contains forward-looking statements concerning the company's capitalization and plans that are subject to risks and uncertainties. This press release is not intended to, nor should it be interpreted to, constitute a prediction of future events.


                                   SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on it behalf by the undersigned duly authorized.

                                        Earth Search Sciences, Inc.

                                        /S/Larry F. Vance
                                        Chairman and Director

April 1, 1998